Exhibit 15

February 16, 2010

SouthPeak Interactive Corporation
2900 Polo Parkway
Midlothian, Virginia

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim consolidated financial information of SouthPeak Interactive Corporation and subsidiaries for the three-month and six-month periods ended December 31, 2009 and 2008, as indicated in our report dated February 16, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, is incorporated by reference in the Registration Statement of SouthPeak Interactive Corporation on Form S-8 (File No. 333-151391, effective June 3, 2008) and Form S-1 (File No. 333-154311, effective April 1, 2009).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Reznick Group, PC

Vienna, Virginia
February 16, 2010